EX-2

                         AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "Agreement"), dated as of December 9, 2002, is made by and among Synthetic Turf Corporation of America, a Nevada corporation ("Parent"), ISC Acquisition Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), International Surfacing of Colorado, Inc., a Colorado corporation (the "Company"), and the Persons (the "Company Shareholders") identified on the signature pages of this Agreement, who together own all of the issued and outstanding capital shares of the Company.

                                    RECITALS

     WHEREAS, the Company Shareholders and the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with Nevada Revised Statutes (the "NRS") and the Colorado Business Corporation Act (the "Act");

     WHEREAS, the Company Shareholders and the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders, and Parent has approved this Agreement and the Merger as the sole shareholder of Merger Sub;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the
"Code"); and

     WHEREAS, certain capitalized terms used herein are defined in
Section 9.3.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                           ARTICLE 1. THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NRS and the Act, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section 1.2 Closing. The closing of the Merger (the
"Closing") shall take place on the first Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Marc R. Tow & Associates, 3900 Birch Street, Suite 113, Newport Beach, California 92660, unless another place is agreed to in writing by the parties hereto. As soon as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger relating to the Merger (the "Articles of Merger") with the Secretary of State of the State of Nevada and the Secretary of State of the State of Colorado, in such form as required by, and executed in accordance with the relevant provisions of, the NRS and the Act (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS and the Act. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.4 Articles of Incorporation; Bylaws.

          (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as the Articles of Incorporation of Merger Sub, until thereafter changed or amended as provided therein or by applicable Law, except that Article I thereof shall be amended to read as follows: "The name of the Corporation is International Surfacing of Colorado, Inc."

          (b) Bylaws. At the Effective Time, the Bylaws of
Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

     Section 1.5 Directors and Officers of the Surviving
Corporation. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

      ARTICLE 2. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 2.1 Conversion of Securities. At the Effective
Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion Generally. Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted, subject to Section 2.2(d), into the right to receive seventy-five (75) (the "Exchange Ratio") shares of restricted common stock, par value $0.001 per share ("Parent Common Stock"), of Parent (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

          (b)) Merger Sub. Each share of common stock of Merger
Sub issued and outstanding immediately prior to the Effective Time and held by Parent shall, after the Merger, be and remain a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (c) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     Section 2.2 Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Atlas Stock Transfer Corporation, Salt Lake City, Utah, or another company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the Company Shareholders, for exchange, in accordance with this Article 2, through the Exchange Agent, sufficient certificates representing shares of Parent Common Stock to make all deliveries pursuant to this Article 2. The Exchange Agent shall, pursuant to Parent's instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement.

          (b) Exchange Procedures. At the Closing, Parent shall cause each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") to be provided with (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.

          (c) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

          (d) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates. Instead, such fractional share interests shall be rounded up or down to the nearest whole number of shares of Parent Company Common Stock.

     Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.

        ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                        AND THE COMPANY SHAREHOLDERS

     The Company and the Company Shareholders hereby jointly and severally represent and warrant to Parent as follows:

     Section 3.1 Organization and Qualification; Subsidiaries.
The Company is a corporation duly organized and validly existing under the Laws of the State of Colorado and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has no subsidiaries.

     Section 3.2 Articles of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company's Articles of Incorporation (the "Company Articles") and Bylaws (the "Company Bylaws") that have been provided to Parent are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws as of the date hereof and will not, as of the Closing Date, be in violation of any of the provisions of the Company Articles or Company Bylaws, as such Company Articles and Company Bylaws may be amended between the date hereof and the Closing Date. True and complete copies of all minute books of the Company since February 22, 2002, have been made available by the Company to Parent.

     Section 3.3 Capitalization.

          (a) As of the date hereof, the authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, no par value per share. As of the date hereof, 200,000 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, and nonassessable. As of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company, or obligating the Company to issue or sell any shares of its capital stock.

           (b) There are no outstanding contractual obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Common Stock.

          (c) There are no outstanding contractual obligations of the Company to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Person. The Company has not adopted a shareholder rights plan.

     Section 3.4 Authority.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no further shareholder votes are necessary to authorize this Agreement or to consummate such transactions. The Board of Directors of the Company, by resolutions adopted by vote of at least a majority of the Board of Directors of the Company at a meeting duly called and held at which a quorum was present and acting throughout, has duly
(i) adopted this Agreement and the transactions contemplated hereby, which adoption has not been rescinded or modified, (ii) resolved to recommend this Agreement and the Merger to its shareholders for approval, and (iii) directed that this Agreement be submitted to its shareholders for consideration in accordance with this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) The necessary majorities of the Company
Shareholders and the Board of Directors of the Company have approved this Agreement and the transactions contemplated hereby for purposes of section 7-111-103 of the Act. No State of Colorado takeover statute or similar statute or regulation is applicable to the Merger.

     Section 3.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Company Articles or the Company Bylaws, (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of Control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company pursuant to, any Contract or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the performance under this Agreement by the Company.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity or any other Person, except (i) the filing and recordation of the Articles of Merger as required by the Act, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the performance of this Agreement by the Company.

     Section 3.6 Permits; Compliance With Law. The Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the Company to own, lease and operate its properties or other assets and to carry on its business in the manner being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not in conflict with, or in default or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (b) any Company Permits, except, with respect to clauses (a) and (b), for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.7 Financial Statements.

          (a) The Company has provided representatives of Parent with true and complete copies of its financial statements through October 31, 2002, which were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein (subject to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (b) The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since October 31, 2002, and (ii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.8 Absence of Certain Changes or Events. Since
October 31, 2002, and through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

     Section 3.9 Employee Benefit Plans. The Company has not adopted, and has no pending plans to adopt, any "employee benefit plan" as defined in Section 3(3) of ERISA or any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company which are now or, with respect to any plan intended to be qualified under 401(a) of the Code, were within the past 6 years, maintained, sponsored or contributed to by the Company, or under which the Company has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. The Company is in compliance with (a) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (b) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder, except as would not be reasonably expected to result in material liability to the Company. The Company has in its books and records W-2 information for the executive officers of the Company for the 2002 calendar year.

     Section 3.10 Labor and Other Employment Matters.

          (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no work stoppage or labor strike against the Company by employees is pending or threatened, (ii) The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wage and hours, (iv) the Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (v) the Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (vi) there are no material pending claims against the Company under any workers' compensation plan or policy or for long term disability, and (vii) there are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company and any current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. As of the date hereof, no employees of the Company are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee of the Company, at the officer level or above, has given notice to the Company that any such employee intends to terminate his or her employment with the Company.

          (b) The Company is not a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated.

          (c) The Company has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company,
(ii) all severance programs and policies of the Company with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in Control provisions. Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or Affiliate from the Company.

     Section 3.11 Tax Treatment. None of the Company nor any of the Company's Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

     Section 3.12 Contracts. The Company is not a party to or bound by any Contract that limits or otherwise restricts the Company or that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which Contracts would be material to Parent and its Subsidiaries (determined after giving effect to the Merger). The material Contracts of the Company (each of which is referred to herein as a "Company Material Contract") are valid and binding on the Company and, to the Company's Knowledge, each other party thereto, and are in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company's Knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company does not know of, or has not received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.13 Litigation. Except as and to the extent disclosed in writing to Parent heretofore, or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or for which the Company is obligated to indemnify a third party, and (b) the Company is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

     Section 3.14 Environmental Matters. The Company is in compliance with all, and is not subject to any liability, in each case with respect to any, applicable Environmental Laws. The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law.

     Section 3.15 Intellectual Property.

          (a) The Company owns or has the right to use, whether through ownership, licensing or otherwise, all Company Intellectual Property. No written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company from a third party, and no Company Intellectual Property owned by the Company is the subject of any pending or, to the Company's Knowledge, threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding.

          (b) To the Company's Knowledge, no Company
Intellectual Property that is not owned by the Company is the subject of any pending or threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding. No Person has given written notice to the Company that the use of any Company Intellectual Property by the Company or any licensee is infringing or has infringed any patent, trademark, service mark, trade name, or copyright or design right or other Intellectual Property right of any third party, or that the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how.

          (c) To the Company's knowledge after due inquiry, the making, having made, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution or publishing by the Company of any process, machine, manufacture or product does not, because of and to the extent that such process, manufacture or product incorporates Company
Intellectual Property, infringe any valid claim of any patent, trademark, service mark, trade name, copyright, design right, or other intellectual property right of any third party in the jurisdictions in which such making, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution, or publishing occurs, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

          (d) There exists no prior act or current conduct or use by the Company or, to the Knowledge of the Company, any third party that would void or invalidate any Company Intellectual Property.

     Section 3.16 Taxes.

          (a) The Company has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns that it was required to file. All such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been paid, and the Company has provided adequate reserves in accordance with GAAP in its most recent financial statements for any material Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

          (b) No claim for unpaid material Taxes has been asserted in writing by a Tax authority or other Governmental Entity or has become a Lien against the property of the Company. No audit or other proceeding with respect to any Taxes due from or with respect to the Company or any Tax Return filed by the Company is being conducted by any Tax authority or Governmental Entity, and the Company has not received notification in writing that any such audit or other proceeding with respect to Taxes or any Tax Return is pending.

          (c) All Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

     Section 3.17 Insurance. Copies of all material insurance policies maintained by the Company, including fire and casualty, general liability, product liability, business interruption and professional liability policies, have been made available to Parent.

     Section 3.18 Properties. The Company has good and valid title to or a valid leasehold interest in all its properties and assets reflected on its most recent balance sheet, except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet, and (b) properties and assets the loss of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.19 Regulatory Compliance.

          (a) All products being manufactured, distributed, or developed by the Company ("Company Products") that are subject to the jurisdiction of any Governmental Entity are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements of such Governmental Entity, except for noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b) All manufacturing operations conducted by or for the benefit of the Company have been and are being conducted in compliance with all applicable Laws and regulations, and no Company Product has been recalled, suspended or discontinued as a result of any action by any Governmental Entity or the Company or, to the Knowledge of the Company, any licensee, distributor or marketer of any Company Product. No Governmental Entity has commenced, or threatened to initiate, any action to place marketing or sale restrictions or request the recall of any Company Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale or marketing of any Company Products.

          (c) No officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to require disclosure, after giving effect to the Merger, under the Securities Act, the Exchange Act, or any similar or enabling Law or regulations.

     Section 3.20. Fairness of Merger Consideration. The Board of Directors of the Company and the Company Shareholders have determined, after due consideration, that the Merger Consideration to be received by the holders of the shares of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

     Section 3.21 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common
Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     Section 3.22 Brokers. No broker, finder or other Person is entitled to any finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of the Company Shareholders.

     ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Company Shareholders as follows:

     Section 4.1 Organization and Qualification; Subsidiaries.
Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Nevada. Each Significant Subsidiary of Parent (together with Merger Sub, the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material
Adverse Effect. Each of Parent and the Parent Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent
Subsidiaries is duly qualified or licensed to do business, and is in good standing (but only with respect to jurisdictions which recognize such concepts) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.2 Articles of Incorporation and Bylaws; Corporate Books and Records. The copies of the Parent Articles and Parent's Amended and Restated Bylaws (the "Parent Bylaws") that are listed as exhibits to Parent's Form 10-KSB for the year ended December 31, 2000 are complete and correct copies thereof as in effect on the date hereof. The Parent is not in violation of any of the provisions of the Parent Articles or the Parent Bylaws as of the date hereof and will not, as of the Closing Date, be in violation of any of the provisions of the Parent Articles or Parent Bylaws, as such Parent Articles and Parent Bylaws may be amended between the date hereof and the Closing Date.

     Section 4.3 Capitalization.

          (a) As of the date hereof, the authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock. As of September 30, 2002, 100,471,561 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights. Except for stock options and agreements or arrangements described in the Parent SEC Filings, including the notes or exhibits thereto, filed prior to the date of this Agreement, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to their issued or unissued capital stock or other Equity Interests, or obligating Parent or any Parent Subsidiary to issue or sell any shares of its capital stock or other Equity Interests. From September 30, 2002, to the date of this Agreement, Parent has not issued any Parent Common Stock other than 10.5 million, and (y) Equity Interests granted or issued under existing stock-based incentive compensation plans.

          (b) The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive rights. Except as disclosed in the Parent SEC Filings, including the notes and exhibits thereto, as of the date hereof, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (a) restricting the transfer of, or (b) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, any Parent Common Stock.

          (b) Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent free and clear of all security interests, Liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or any Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          (c) Neither Parent nor any Parent Subsidiary beneficially owns any Equity Interest in the Company.

     Section 4.4 Authority Relative to This Agreement. Each of
Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of (a) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions and (b) the issuance of shares of Parent Common Stock in accordance with the Merger has been duly and validly authorized by all necessary corporate action by Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or to consummate such transactions. The Board of Directors of Parent, by resolutions adopted by unanimous vote of those voting (and not subsequently rescinded or modified in any way) at a meeting duly called and held at which a quorum was present and acting throughout, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its stockholders, and has declared the Merger to be advisable, and (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     Section 4.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of Control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any Contract.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity or any other Person, except
(i) under the Exchange Act, the Securities Act, any applicable Blue
Sky Law, the rules and regulations of Nasdaq, and (ii) the filing and recordation of the Articles of Merger as required by the NRS and the Act.

     Section 4.6 Permits; Compliance With Law. Parent and each
Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances necessary to carry on their respective businesses in the manner described in the Parent SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with any Law applicable to Parent or any Parent Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.7 SEC Filings; Financial Statements.

          (a) Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1996 (collectively, the "Parent SEC Filings"). Each Parent SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect). The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2001, included in Parent's Form 10-KSB for the year ended December 31, 2001, including the notes thereto (the "Parent Form 10-KSB"), neither Parent nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2001, and liabilities incurred in connection with this Agreement and the transactions contemplated hereby that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (d) As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Parent Form 10-KSB has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Parent SEC Filing or are not required to be filed with the SEC.

     Section 4.8 Absence of Certain Changes or Events. Since
December 31, 2001, except as disclosed in the Parent Form 10-KSB or in Parent SEC Filings since December 31, 2001, through to the date of this Agreement, including the notes thereto, and except as specifically contemplated by, or as disclosed in, this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent or Merger Sub.

     Section 4.9 Litigation. Except as disclosed in the Parent
SEC Filings, including the notes thereto, filed prior to the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary or for which Parent or any Parent Subsidiary is obligated to indemnify a third party, and (b) neither Parent nor any Parent Subsidiary is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

     Section 4.10 Environmental Matters. Except as disclosed in the Parent Form 10-KSB or in the Parent SEC Filings, including the notes thereto, since December 31, 2001, through the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries (a) are in compliance with all, and are not subject to any liability, in each case with respect to any, applicable Environmental Laws, (b) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (c) are in compliance with their respective Environmental Permits.

     Section 4.11 Intellectual Property. Except as disclosed in the Parent Form 10-KSB or in the Parent SEC Filings, including the notes thereto, since December 31, 2001, through the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and its Subsidiaries own or have the right to use, whether through ownership, licensing or otherwise, all Parent Intellectual Property,
(b) no Parent Intellectual Property is the subject of any pending or, to Parent's Knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding, (c) there exists no prior act or current conduct or use by Parent or any Parent Subsidiary or, to the Knowledge of Parent, any third party that would void or invalidate any Parent Intellectual Property, and (d) to the Knowledge of Parent, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing by Parent of any process, manufacture or product does not, because of and to the extent that such process, manufacture or product incorporates Parent Intellectual Property, infringe any valid claim of patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party in the jurisdictions in which such making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing occurs, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

     Section 4.12 Regulatory Compliance. To Parent's best
Knowledge, all products being manufactured, distributed or developed by Parent and its Subsidiaries ("Parent Products") are being manufactured, labeled, stored, tested, distributed and marketed in compliance with the requirements of all applicable Laws and regulations, except for noncompliance which, individually or in the aggregate, would reasonably not be expected to have a Parent Material Adverse Effect.

     Section 4.13 Tax Treatment. Neither Parent nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

     Section 4.14 Ownership of Merger Sub; No Prior Activities.

          (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned directly by Parent.

          (b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Merger Sub has no Subsidiaries.

     Section 4.15 Fairness of Merger. The Board of Directors of
Parent has determined, after due consideration, that the Merger
Consideration is fair from a financial point of view to Parent.

     Section 4.16 Vote Required. The affirmative vote of a majority of the Board of Directors of Parent at a meeting called for such purpose and entitled to vote thereon is the only vote necessary to approve the Merger.

     Section 4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

                           ARTICLE 5. COVENANTS

     Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement, or unless Parent shall otherwise agree in writing, the Company shall (y) maintain its existence in good standing under applicable Law, (x) subject to the restrictions set forth in this Section 5.1 and Section 6.5, conduct its operations only in the ordinary and usual course of business consistent with past practice and (z) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company with its customers, suppliers and other Persons with which the Company has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest, of the Company;

          (c) (i) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts, (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets by the Company in the ordinary course of business, or (C) sales or dispositions of inventory and other tangible current Company Products; (ii) sell, pledge, dispose of, transfer, lease, license, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, abandonment, failure to maintain or encumbrance of, any Company Intellectual Property, except sales, pledges, dispositions, transfers, leases, licenses, abandonments, failures to maintain or encumbrances in the ordinary course of business which will not materially impair the conduct of the Company's business; or (iii) enter into any material commitment or transaction outside the ordinary course of business consistent with past practice;

          (d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company or enter into any agreement with respect to the voting of the capital stock of the Company;

          (e) (i) reclassify, combine, split or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

          (f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for indebtedness for borrowed money under the Company's existing credit facilities, (ii) terminate, cancel, or agree to any material and adverse change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (iii) make or authorize any capital expenditure materially in excess of the Company's budget as disclosed to Parent prior to the date hereof, or (iv) make or authorize any extension of credit to any Person outside the ordinary course of business;

          (g) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices and methodologies in salaries or wages of officers and/or employees of the Company), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company (other than with respect to newly hired employees in accordance with past practices of the Company, provided that any such agreements shall not provide for the payment of any severance or termination pay solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby), or
(iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee;

          (h) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP;

          (i) except in the ordinary course of business consistent with past practice, make any Tax election or settle or compromise any liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

          (j) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

          (k) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company, other than in the ordinary course of business;

          (l) acquire, or agree to acquire, from any Person any assets (including Intellectual Property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person except for acquisitions of inventory and other assets in the ordinary course of business;

          (m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied; or

          (n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

     Section 5.2 Conduct of Business by Parent Pending the
Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement or unless the Company shall otherwise agree in writing, Parent shall maintain its existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses such that the primary business of Parent and its Subsidiaries, taken as a whole, shall involve the development, manufacture and marketing of synthetic surfacing materials. Without limiting the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement, Parent shall not and shall not permit any of its Subsidiaries to (unless required by applicable Laws or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

          (a) amend or otherwise change the Parent Articles in a manner that adversely affects the rights of holders of Parent Common
Stock (including holders of the Parent Common Stock issuable in the Merger);

          (b) issue any shares of Parent Common Stock if, following such issuance, there would be an insufficient number of shares of Parent Common Stock to pay the Merger Consideration and to be reserved for issuance in connection with the Earn-out Amounts and other share issuances contemplated hereby;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent's capital stock;

          (d) take any action (including any acquisition or entering into any business combination) that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied; or

          (e) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

     Section 5.3 Cooperation.

          (a) In addition to their other obligations set forth in this Agreement, the Company, the Company Shareholders and Parent shall coordinate and cooperate in connection with any and all actions, consents, approvals or waivers required to consummate or advance the Merger.

     Section 5.4 Tax-Free Reorganization Treatment.

          (a) Neither the Company nor Parent shall take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their reasonable best efforts to take or cause to be taken any action that would cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

     Section 5.5 Board Composition. The Board of Directors of
Parent will take all actions within its power to cause the Board of Directors of Parent, effective upon the Effective Time, to consist of Four(4) Persons, three(3) of whom shall have served on the Board of Directors of Parent immediately prior to the Effective Time, and one
(1) of whom shall have served on the Board of Directors and as chief executive officer of the Company immediately prior to the Effective Time.

     Section 5.6 Control of Other Party's Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to Control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete Control and supervision over its operations.

                      ARTICLE 6. ADDITIONAL AGREEMENTS

     Section 6.1 Access to Information; Confidentiality.

          (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party (which such Person shall use reasonable best efforts to cause the counterparty to waive) from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, "Representatives") to (i) provide to the other party and its respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof, and (ii) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.1(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

          (b) With respect to the information disclosed pursuant to this Section 6.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated October 30th, 2002, previously executed by the Company and Parent (the "Confidentiality Agreement").

     Section 6.2 No Solicitation of Transactions. The Company agrees that it will not, and will use its reasonable best efforts to cause its not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (c) engage in discussions with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions,
(d) approve, endorse or recommend any Acquisition Proposal with respect the Company, or (e) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby. The Company shall immediately terminate, and shall cause its Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal.

     Section 6.3 Appropriate Action; Consents; Filings.

          (a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company, and
(iii) make all necessary filings with respect to this Agreement and the Merger.

          (b) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the Knowledge of the Company or Parent, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

     Section 6.4 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or
(b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 6.5. Earn Out. If, during the two (2) year period commencing on the first day of the month following the Effective Time (the "Earn-Out Period"), the Surviving Corporation meets certain sales targets as described below, Parent agrees to pay the Company Stockholders a one-time additional consideration as set forth below (the "Earn Out Amount"), such amount being payable in unregistered fully-paid and non-assessable shares of Parent Common Stock valued at the average closing price of Parent Common Stock, as reported on the Nasdaq OTC Bulletin Board, for the five trading days ending one trading day before the end of the Earn-Out Period. The Earn-Out Amount shall be due and payable 30 days after the end of the Earn-Out Period, and shall be calculated as follows:

          (a) The Earn-Out Amount shall be Three Million shares
(3.millon) in the event the Surviving Corporation achieves gross annual sales equal to or exceeding $3,000,000 with a gross margin of Twenty-five percent (25%) or better; or

          (b) The Earn-Out Amount shall be Five Million
(5.Million) in the event the Surviving Corporation achieves gross annual sales equal to or exceeding $5,000,000 with a gross margin of Twenty-five percent (25%) or better.

     Section 6.6 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with Nasdaq, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.

     Section 6.7 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

                         ARTICLE 7. CLOSING CONDITIONS

     Section 7.1 Conditions to Obligations of Each Party Under
This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained.

          (b) Litigation. There shall not be instituted or pending any action, litigation or proceeding seeking to prohibit, restrain or otherwise interfere with the Merger or the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of the Company.

     Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          (a) Representations and Warranties. The
representations and warranties of the Company and the Company Shareholders contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time. Parent shall have received a certificate signed by an executive officer of the Company on its behalf and from each Company Shareholder to the foregoing effect; and

          (b) Agreements and Covenants. The Company and the
Company Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company and from each Company shareholder to that effect.

     Section 7.3 Additional Conditions to Obligations of the
Company and the Company Shareholders. The obligation of the Company and the Company Shareholders to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

          (a) Representations and Warranties. The
representations and warranties of Parent contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

          (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

                ARTICLE 8. TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the Board of Directors of Parent:

          (a) By mutual written consent of Parent and the Company, which consent shall have been approved by action of their respective Boards of Directors;

          (b) By written notice of either the Company or Parent, if the Merger shall not have been consummated prior to December 31 st, 2002 (such date, as it may be extended as provided below, shall be referred to herein as the "Outside Date");

          (c) By written notice of Parent, if there has been a breach by the Company or any Company Shareholder of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Article 7, and (ii) cannot be cured prior to the Outside Date, provided that Parent shall have given the Company or Company Shareholder written notice, delivered at least twenty days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; or

          (d) By written notice of the Company or a Company Shareholder, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Article 7, and (ii) cannot be cured prior to the Outside Date, provided that the Company or Company Shareholder shall have given Parent written notice, delivered at least twenty days prior to such termination, stating their intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

     Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 8.4 Waiver. At any time prior to the Effective
Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law requires further approval by such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.5 Fees and Expenses. All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

                      ARTICLE 9. GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations and Warranties.
None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business
Day if transmitted by national overnight courier, in each case as follows:

          (a) If to Parent or Merger Sub, addressed to it at:

                    Synthetic Turf Corporation of America
                    7550 24th Avenue, Suite 168
                    Minneapolis MN 55450
                    Fax No. (801) 640-7625
                    Attn: Gary Borglund, Chief Executive Officer

with a copy to:     Marc R. Tow, Esq.
                    Marc R. Tow & Associates
                    3900 Birch Street, Suite 113
                    Newport Beach CA 92660
                    Fax No: (949( 975-0547;

          (b) If to the Company, addressed to it at:

                    International Surfacing of Colorado, Inc.
                    6880 Metropolitan Street
                    Colorado Springs CO 80911
                    Fax: (719) 390-4588
                    Attn: Richard Dunning, Chief Executive Officer;
and

          (c) If to the Company Shareholders, addressed to them at:

                    International Surfacing of Colorado, Inc.
                    6880 Metropolitan Street
                    Colorado Springs CO 80911
                    Fax: (719) 390-4588
                    Attn: Richard Dunning

     9.3 Certain Definitions. For purposes of this Agreement, the term:

          (a) "Acquisition Proposal" means any offer or proposal concerning any (i) merger, consolidation, business combination, or similar transaction involving the Company pursuant to which the shareholders of the Company immediately prior to such transaction would own less than 80% of any class of equity securities of the entity surviving or resulting from such transaction, (ii) sale or other disposition directly or indirectly of assets of the Company,
(iii) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by the Company representing 20% or more of the voting power of the Company, or (iv) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of the Company (other than the Merger).

          (b) "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the Person specified.

          (c) "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

          (d) "Business Day" means any day on which banks are not required or authorized to close in the City of Los Angeles, California.

          (e) "Company Intellectual Property" means all
Intellectual Property used in the business of the Company as of the date of this Agreement or the Closing Date.

          (f) "Company Material Adverse Effect" means any change affecting, or condition having an effect on, the Company that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in the Company's industry generally, which changes or developments do not disproportionately affect the Company relative to other participants in such industry in any material respect, or (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect the Company in any material respect.

          (g) "Contracts" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of the Person is subject, whether oral or written, express or implied.

          (h) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

          (i) "Environmental Law" means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

          (j) "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

          (k) "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, and the regulations promulgated thereunder.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (m) "GAAP" means generally accepted accounting principles as applied in the United States.

          (n) "Governmental Entity" means domestic or foreign governmental, administrative, judicial or regulatory authority.

          (o) "Hazardous Materials" means (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          (p) "Intellectual Property" means intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

          (q) "Knowledge" and like phrases shall mean and include (i) actual knowledge and (ii) that knowledge which a natural person should have obtained in the management of his or her business affairs after reasonable inquiry. In connection therewith, a Person shall be charged with the Knowledge (both actual and constructive) with respect to any specific matter within the actual Knowledge of such Person's executive officers.

          (r) "Law" means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

          (s) "Lien" means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

          (t) "Nasdaq" means the NASDAQ Stock Market.

          (u) "Parent Articles" means Parent's Articles of
Incorporation, as amended through the date of this Agreement.

          (v) "Parent Intellectual Property" means all
Intellectual Property used in the business of Parent as of the date of this Agreement or the Closing Date.

          (w) "Parent Material Adverse Effect" means any change affecting, or condition having an effect on, Parent, Merger Sub or any of Parent's Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in Parent's industry generally, which changes or developments do not disproportionately affect Parent relative to other participants in such industry in any material respect, (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect Parent in any material respect, (iii) any change in Parent's stock price or trading volume, in and of itself, or (iv) the announcement of the transactions contemplated by this Agreement.

          (x) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

          (y) "SEC" means the United States Securities and
Exchange Commission.

          (z) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (aa) "Subsidiary" or "Subsidiaries" of any Person or any other person means any corporation, partnership, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

          (bb) "Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

          (cc) "Tax Returns" means any report, return (including information return), claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

     Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     Section 9.6 Entire Agreement. This Agreement (together with the Exhibits and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any other direct wholly-owned Subsidiary of Parent without the consent of the Company.

     Section 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 9.9 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

     Section 9.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of California, applicable to contracts executed in and to be performed entirely within the State, except that the provisions of the NRS and the Act shall govern the Merger.

          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting in California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE THEY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS,
(2) THEY UNDERSTAND AND HAVE CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) THEY MAKE SUCH WAIVERS VOLUNTARILY, AND (4) THEY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

     Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the
Company Shareholders have executed this Agreement as of the date first written above.


"Parent"                           Synthetic Turf Corporation of America


                                   By: /s/  Gary Borglund
                                   Gary Borglund, President


"Merger Sub"                       ISC Acquisition Inc.


                                   By: /s/  Richard Dunning
                                   Richard Dunning, President


                                   By: /s/  Dennis McElhinney
                                   Dennis McElhinney, Secretary


"The Company"                      International Surfacing of Colorado, Inc.


                                   By: /s/  Richard Dunning
                                   Richard Dunning, President


                                   By: /s/  Dennis McElhinney
                                   Dennis McElhinney, Secretary



Company Shareholders               /s/  Dennis McElhinney
                                   Dennis McElhinney


                                  /s/  Richard Dunning
                                  Richard Dunning